Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator: Joe Burgess
October 28, 2009
8:30 am CT

Operator:	Good day and welcome to the Insituform Technologies Third Quarter of 2009 Earnings call. Today’s call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site, Insituform.com.

During this conference call, we will make forward-looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

Now, I’d like to turn the call over to Insituform’s President and CEO, Joe Burgess.

Joe Burgess:	Good morning and thank you for participating on Insituform’s call for the third quarter 2009 results.

Joining me on today’s call are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; and Chuck Voltz, Senior Vice President, North American Rehabilitation.

As has been our practice over the last few quarters, I’ll make a few remarks discussing the third quarter results along with some updates on market factors and key projects that will drive future performance.  Then we’ll spend the balance of the time available responding to your questions.

For the quarter, income from continuing operations was $11.8 million, representing a 51% increase over third quarter 2008.  Earnings per share from continuing operations, excluding the acquisition-related credit recorded in the quarter, were 28 cents per diluted share, which is essentially flat with 2008 performance.

We’ll look at the individual business units in detail, but I note at the outset that North American Sewer Rehabilitation enjoyed another strong quarter, continuing to enjoy gross margins better than 25% and finally beginning to monetize the backlog that we’ve been building throughout 2009.  Our Energy and Mining segment did not meet expectations due to continued project delays at Bayou and with United Pipeline Services.  These delays have been resolved and both units will produce stronger fourth quarter results.

Backlog for the company achieved another record, reaching $467 million.  Our Asia-Pacific business led the way, booking large contracts in Sydney, Australia and in Hong Kong.  United Pipeline Systems also booked $27 million worth of work through United Pipeline Mexico with Pemex, the Mexican National Oil Company.  Only $13 million of this work is reported in these backlog figures due to timing of signing after the quarter end.

So a good quarter financially, but we also believe that we are well-positioned to deliver stronger results in the fourth quarter and in 2010.

Our North American Sewer Rehabilitation Segment produced operating income of $10.3 million which represents a $3.6 million or 53% improvement over 2008 performance.  For the 9-month period, NAR has produced operating income of over $25.8 million representing a 117% improvement over 2008.  As revenue is up only modestly, the enhanced profitability continues to be driven by operational management attention to quality, elimination of execution errors and cost control.  These improvements are best illustrated by bridging the operating income year-over- year.

Of the $13.9 million in operating income improvement, only $300,000 can be attributed to revenue growth.  Of the balance, $6.3 million is related to lower fuel and resin costs, while $7.3 million is related to improved quality, the elimination of re-work and execution errors, manufacturing efficiencies and lower operating costs.  Our teams have done an excellent job preserving these cost savings in gross margins.

Backlog remains strong for NAR at $184 million, ahead of last year but down from the second quarter as we ramped up crews to execute on the many large awards.  This figure is artificially low, however, as we have $18 Million of apparent low bid work with the City of Atlanta that was delayed by competitor bid protests that took several months to resolve.  We continue to maintain our win rate in the mid-50% range.  We continue to increase crew count to manage the backlog.  We have 67 crews at the end of September with a target of 71 by year end.

Last quarter we provided some information on the potential impacts of the stimulus program on our business, so I’d like to provide an update on that situation as well.  As I noted last quarter, we are monitoring projects at the state level, indicating that $1.1 to $1.2 billion worth of underground pipeline rehabilitation projects have been submitted for stimulus funding.  I emphasize submitted because in the states that are furthest along, the funded list can look dramatically different from the submitted list in terms of the relationship between above-ground projects that have been approved and underground projects that have been approved.

Early funding trends suggest that the pipeline rehabilitation projects to receive funding will be around $600 million.  To date, we have seen $150 million plus worth of opportunities, of which 60% is new or incremental to the market situation as we saw it prior to the stimulus.  This is up from $75 million in the second quarter.  Most of the third quarter work is new, supporting our earlier thesis that the early stimulus dollars were actually propping up the existing market.

For Insituform, we have picked up $50 million in stimulus-related acquisitions, up from $25 million in the second quarter.  We also have hard visibility on another $130 million of opportunities that should come to bid in the near term.  That leaves another $300 to $350 million of stimulus projects that are still in the system.  We expect these projects to hit the market in 2010 for 2010 and 2011 implementation.

As I mentioned in the second quarter and remind everyone now, individual communities will ultimately decide to spend this money or not.  The stimulus is neither a federal nor a state mandate.  Based on the results, however, we continue to believe that the stimulus will have a positive impact on revenue and profitability for the balance of 2009, 2010 and 2011.

Our European operations continue to show improvement over 2008 by producing $1.1 million in operating income, a 300% improvement over 2008.  Revenue continues to be reduced from ’08 due primarily to large reductions in capital and maintenance spending by the U.K. water utility companies.  Margins continue to improve as we reduce cost and increase internal transfer pricing.  Backlog is significantly higher than last year and we continue to a see a strengthening bid table.

Performance is also improved in our German JV, IRT.  Additionally, we have recently reached a framework agreement with our partner in IRT, which enables us to manage the business going forward in a much improved way.  Our re-energized leadership, some changes in the German management team and a shared view of the way forward in the German market makes us believe that earnings from this unit will continue to improve.  We’re also evaluating both our commercial model and overhead structure with the European business with a focus on creating a business model that optimizes profitability and cash flow.  We will finalize these business plans during the fourth quarter.

Our Asian-Pacific business continues to make steady progress on its path to becoming a meaningful contributor to earnings at Insituform.  I’m pleased with the progress we have made in each of our targeted markets: India, Australia, Hong Kong and China and Singapore.  In India, we continue to make steady, profitable progress on our projects in Delhi.  In addition, the business has successfully expanded outside of Delhi by winning an $11 million order in Utter Pradesh.  This work will start in this quarter.

We also see renewed federal funding driving a reinvigorated bid table in Delhi, Mumbai and Hyderabad.  As important, we have made great progress upgrading operational capability in India.  Our joint venture partner, SPML, continues to impress us with tremendous knowledge of local conditions, politics and labor markets.  Our crew productivity continues to improve at a rapid and faster than expected pace.

In Australia, we achieved our first large-scale award, winning 1/2 of the recent 3-year term award from the Sydney Water Agency.  This project will allow Insituform Australia to create a more cost-effective base of operations which will allow for more effective bidding in other metropolitan markets in Australia.

In Hong Kong, we continue to make progress bidding work directly with the client.  We have picked up another $12 million in water rehabilitation projects which will be in year-end backlog.  They are a mix of ThermoPipe® and Tite Liner® applications, which continue to expand our presence in this key market.  We have begun utilizing our presence in Hong Kong to evaluate tube partnership opportunities in mainland China.  We’re excited about the prospects for this market in 2010 and beyond.

In Singapore, we expect to see initial sale of tube liners in the fourth quarter on the small diameter packages that are being released by the government.  The initial large diameter projects are expected to be bid in November.

Clearly, the Asian business remains on course to reach $100 million in backlog by year- end, which will drive substantial growth again next quarter and into next year.

Our water rehabilitation business was modestly unprofitable for the quarter as we continue to shift our focus to achieving a broad level of acceptance for the InsituMain™ product line.  Pilot testing continues and we’re pleased with our progress.

As I mentioned last quarter, we’re committed to bringing a fully-structural CIPP product to market that provides a broad diameter portfolio in 6 inches to 36 inches, as well as the ability to efficiently re-establish taps using either mechanical or chemical methods.  By our estimates, this should allow us to serve between 60 - 70% of the $1.3 billion North American market.  This scale, combined with the ability to make our own tube, controlling key costs and quality processes, will allow us to eventually sustain a cost position below that of the dig and replace option in most geographies.  Of course, this is critical if we are to achieve our goal of creating a meaningful water platform for Insituform and its shareholders.  We are also evaluating complementary products and services that might accelerate the growth in this sector.

Energy and Mining did not perform as expected in the quarter due to continued delays with two large-scale piping orders at Bayou Coatings and work releases associated with an early award in United Pipeline Systems through a Mexican contractor in Poza Rica, Mexico.  Corporate results were in line with expectations.

There’s much to be encouraged about, however, as backlog at Bayou remains steady and has been growing dramatically at United Pipeline Services due to the recent project awards directly with Pemex in Mexico.  In fact, UPS backlog could approach $40 million by year end – a very high level based on historical results.  Additionally, we are seeing the benefits of the E&M platform in our ability to market directly to end users like Pemex, and large-scale pipeline developers like Schlumberger.  The recent award in Poza Rica clearly demonstrates the value placed on a comprehensive service provider across corrosion engineering, cathodic protection, field joint and pipeline coating, internal linings and, of course, Insituform’s project management capability to manage entire project scopes.

It is clear that we would not have been competitive for this work without the combined strength of our new energy and mining platform.  So while we are excited about this award and focused on filling out an appropriate project management organization to execute, I’m equally excited and convinced about the longer term opportunities as we continue to master selling our combined offering to the marketplace.

As I mentioned, we expect Bayou to have a strong fourth quarter as we have begun work on the ILVA Steel pipe that was originally expected in June.  Bayou’s bid activity is also picking up and we are more confident about the back half of 2010 than we were previously.

Due to the low natural gas pricing, we expect Bayou’s performance to remain heavily dependent on large-scale and large diameter pipeline projects through the balance of 2010.  Corrpro’s backlog is holding steady and near-term integration efforts are complete and I can confirm a $5.5 million rate savings for 2010.  United Pipeline Services has seen a significant pickup in activity.  Outside of the Mexico awards, we have seen backlog growth in our North American business, renewed bid activity in Chile based on higher copper pricing and several large bid opportunities in Australia.  We expect UPS to return to the high-growth curve in 2010.

In summary, on balance our business performed well in the third quarter, given the continued economic headwinds and project-specific delays that have impacted our Energy and Mining segment.  We expect a very strong fourth quarter as NAR continues to monetize its current backlog while putting the stimulus program into backlog for 2010 and 2011.  Our European business will continue to improve profitability through targeted cost reduction and a focus on profitable markets.  Our Asian operation is expected to have its best quarter ever as we work in two regions of India, launch a major contract in Sydney, Australia and expand both our tube and install businesses in Singapore and Hong Kong.

Energy and Mining will produce much stronger results as Bayou processes the ILVA pipe and UPS starts work on the large contracts in Mexico.  As our press release indicated, we have tightened our guidance for 2009 to between $1.02 and $1.04 for a fully-diluted share for the full year, excluding acquisition-related transaction and severance costs.

Thank you for your time and we’ll now be happy to answer your questions.

Operator:
Thank you.  If you’d like to ask a question today, you may do so by pressing the star key followed by the digit 1 on your touchtone telephone.  If you’re using a speakerphone, we do ask that you deactivate your mute function before signaling to allow your signal to reach our equipment.  Again, that is star 1 for any questions at this time.  We’re going to pause for just a moment to give everyone an opportunity to signal.

And we’ll take our first question from Arnie Ursaner at CJS Securities.

Arnie Ursaner:
My question relates to your Q4 guidance which obviously implies a fairly dramatic improvement from Q3.  You’d mentioned you’ve got a lot of very positive things happening in international.  Hopefully you have sustained or even improved the margin in North America.  And you also talked about improving trends in energy.

I guess what I’m trying to get a feel for is to the extent Q4 is a 40 cents type of number, it seems like there may be some non-recurring catch up, particularly in the energy space or if not since Q4 seasonally is normally below Q3, I’m trying to understand the dramatic improvement we’re expecting and is it sustainable at a 40 cents type run rate?

Joe Burgess:
I guess there are two key differences in the fourth quarter from the third quarter.  The first is our operations at Bayou – I think we mentioned in our second quarter results we have been waiting for a couple of large orders that have been previously booked by Bayou but had not shipped.  We had expected those in late June, early July.  They did not arrive in New Iberia until September.

This is a pipeline project obviously in the United States but sourced out of a steel mill in India.  That pipeline started arriving in New Iberia in mid-to-late September and the facilities had been processing and will be processing that single order really into the first quarter of 2010.  So you’re essentially going from very little revenue, as I’ve said before, the Bayou business because of the investment condition in the old space right now will continue to be lumpy and based on big orders and the third quarter and particularly August and September were not good months for Bayou because we were waiting on those pipeline orders to show.  And since they’ve shown, both of their primary coating facilities are really full go, processing that pipe order so that’s going to be a significant difference from the third quarter to the fourth.

The second is much stronger performance in Asia-Pacific.  Two main issues there:  the first is our Indian operation coming out of monsoon season, which is essentially the third quarter.  That really reduces our shot schedule by about 50% from kind of a normal workflow.  So the fourth quarter, as it stops raining, we’re able to return to a more standard shot schedule in the Indian business.  You combine that with starting a new project next month in Utter Pradesh, which is the state directly to the west of Delhi, will add to Indian revenues and margins, and then of course this month we started work on the $27 million project award that we received earlier in the quarter in Sydney, Australia.

Arnie Ursaner:	Two follow-ups to that, if I may. Can you attempt to quantify your year-end contribution from this Bayou contract that was deferred?

David Martin:	In terms of bottom line improvements?

Arnie Ursaner:	Yes please.

David Martin:	We don’t have that on the call for today. We can certainly do it as a follow-up.

Arnie Ursaner:
Sure.  And the other question I have relates to the earn out obligation on Bayou.  If it sounds like the key factors that impacted Q3 was timing and the deferral, why would we reverse or not pay out that earnings?  In other words, why wouldn’t they be earning it in the next few quarters?

Joe Burgess:
Well, just the way the original acquisition was structured was based on Bayou achieving results for calendar 2009 and then a separate set of results for calendar 2010 and if they make it, they make it.  If they don’t make it, they don’t make it.

Arnie Ursaner:	I guess where I’m heading with that is if they didn’t make it because it deferred slightly into Q4, why wouldn’t we get this back in Q4 as an item?

Joe Burgess:	Well, because we missed a good portion of Q3 which is causing an overall miss for the full year of 2009.

Arnie Ursaner:	OK. Thank you very much.

Joe Burgess:	You’re welcome.

Operator:	And we’ll take our next question from Eric Stine at Northland Securities.

Eric Stine:	Good morning guys. Thanks for taking the questions.

David Martin:	Good morning.

Joe Burgess:	Good morning.

Eric Stine:
First, can we just talk about the crews a little bit.  You said the end of the quarter with 67 crews.  I think initially you’ve kind of stated low 70’s – anything there or is that basically just you know judging how projects are rolling out and the stimulus going forward?

Joe Burgess:
It’s not so much on the stimulus going forward as much as it is again finally starting to monetize some of the backlog that was accumulated late first and then into the second quarter and into the third quarter.  I think on some of the previous calls we’ve indicated a – frustration is probably the wrong word – but we’ve had a lot of awarded backlog that was not released for work certainly as quickly as we have seen things in the past and there’s been – and I won’t tie up this call with that, but there’s speculation that some of the tie-up was related to people trying to evaluate the stimulus dollars and possibly that worked to freeze up the market a little bit, but we certainly saw a significant slow down between work that we won and actually having communities release that work to us.

That started to pick up really late second quarter into early in the third.  I think that’s why we’ve seen the North American business revenue tick up year over year.  A mix of those work releases plus, as we discussed, about $50 million this year so far of awards related to the stimulus.  So when you put all of that together, we started the year at 59 crews, I want to say, Chuck, right?

Chuck Voltz:	It was 60.

Joe Burgess:
Sixty and I feel that to get to the execution pace that we need to meet the scheduled commitments in these contracts, that we’ve needed to increase to 67.  And I think we’ll be up to 70, 71 by year-end.

Eric Stine:	OK. And just to expand on the crew metrics a little bit, can you just give us an idea of maybe where you stand in Europe and Asia-Pacific and maybe what your long-term goal is?

Joe Burgess:	On crews?

Eric Stine:	Yes.

Joe Burgess:	I do not know the crew count in Europe. We can certainly deal with that in a follow-up. It’s a little more convoluted over there because we operate through joint ventures, certainly in Germany.

In Asia we have gone from – this year we’ve gone from two crews in India to six now.  In Australia we had a single crew and we now have four focused on the Sydney contract and the balance of the business and we are forming a crew now in Singapore to focus on what we anticipate will be some successful bids later in the year.

The balance of our Asia-Pacific business is, of course, tube sales and equipment and technical service into largely the Chinese market.

Eric Stine:	OK. Then it’s…

Joe Burgess:	Now we have three crews in Hong Kong. Sorry.

Eric Stine:
Three crews in Hong Kong.  OK.  Can we just turn to Bayou?  Can you just talk a little bit about the recent acquisition of the facility in Canada and how you view that, what that does for your market opportunity?

Joe Burgess:
Well, Bayou has had long-standing relationships with a number of Canadian pipeline and energy companies, TransCanada, EnCana, others, and they’ve done quite a bit of work on their project-related activities in the southeast, the U.S. southwest, around the Gulf of Mexico, even down into Mexico on occasion.

What this allows us to do, Garneau Industries was a privately-held family business that has been operating in Canada for 20 years plus, has enjoyed a lot of success but for a variety of reasons, was not enjoying success here in the last couple of years and the owners and investors had made a decision to exit that business.  We saw this as an opportunity to extend our coatings capability.  Of course, Corrpro has a large Canadian presence in the Edmonton area focusing on the Canadian market for cathodic services.  UPS has had a strong presence in the Canadian market for a number of years and so this gave us an opportunity to extend our coating capability into the Canadian market for we think again a very good value.

We also were able to bring into this deal a company, Perma-Pipe, who is a company that specializes in piping insulation.  They’ve been a long-standing partner of Bayou – had successful partnerships with Bayou in the Gulf Coast region for a number of years.  They have a very strong insulation product line.  That’s obviously an important part of the market in Canada, and so we were happy to have them join us in a 51/49 venture for the Garneau assets.

What it really does for us – and when I say extend our coating capability into Canada, the coating facilities, typically because of transportation logistics, you can draw a 600, 700 mile circle around your operating facility and that’s really the geography that you can support, just given the cost of trucking pipe to various areas.  So when I say that Bayou worked with TransCanada or EnCana and those companies, they worked on the U.S. portions that they could support from their geography in New Iberia, Louisiana, pipeline projects in the U.S.  So Arkansas, maybe up into Colorado.

What this allows us to do is to work with some of those key customers and clients on pipeline activities in the Canadian market which we believe are going to see a significant investment over the next 5 to 10 year timeframe, certainly related to the Tar Sands which are several hours north of the Edmonton area and then, of course, there are also large scale natural gas shale plays that are being developed by Exxon, BP and others.

So this gives us an opportunity to support piping projects on the Canadian side which previously we’ve been unable to do.

Eric Stine:
OK.  Just one last question, switching gears to water rehab.  In the release you indicated that you had some execution issues.  Can you just go into that a little bit and maybe what you’re doing to remedy that?

Joe Burgess:	Chuck? Water – I guess you’re talking about the – we had some execution activities on a project in Monroe, Michigan.

Eric Stine:	Right. I didn’t know if it was specific to that one water project or if it…

Joe Burgess:
Yes.  I mean, the main issue with water – and we’ve said this, really for the last two quarters – is we need a product that’s a structural solution and the product line, candidly, that we were going with prior to our instruction when InsituMain™ was not structural, and we can spend a lot of time with the engineering community and our clients talking about the need for a structural product, but it’s what they want.  And so we have been spending time focusing on developing InsituMain™ which is the structural product that the market wants.

I think the other thing that we’ve had to focus on hard is the issue of re-tapping connections, and we need to find solutions that allow us to include, to achieve a productivity level that allows us to spend essentially less time over the hole, and with the strict focus that we had in the past on mechanical, robotic sealing that was really leading us – it was taking too much time to execute the projects and time is money and it was impacting our ability to get below the cost of dig and replace, which is the real pivot point in that market, for us being able to convert more and more of that market to dig and replace.  Excuse me – away from dig and replace into trenchless capabilities.

So we’ve spent a lot of time and energy, R&D money early in the year and pilot test dollars really focusing on the InsituMain™ product which we believe will enhance pilot testing and in some actual settings already performed very well in the 12 to 18 inch diameters.  We’re working now to take it down to 6, up to 36.  And as I said in my remarks, that will allow us to be able to effectively work in about 70% of the water main rehabilitation market.

Eric Stine:	OK. Thanks a lot for the color.

Operator:	And we’ll take our next question from Glenn Wortman at Sidoti & Company.

Glenn Wortman:	Yes. Good morning everyone.

David Martin:	Good morning.

Joe Burgess:	Good morning.

Glenn Wortman:
Yes.  In last night’s release, you guys had mentioned that 2010 looks to be perhaps the strongest year in Insituform’s history.  Can you just provide a little bit more detail on what that implies?  Are we talking our record EPS which – and what would that imply?

Joe Burgess:	Well, I have a hard time hearing that. I’m sorry. Could you …

Glenn Wortman:
OK.  I’m sorry.  No, in the press release you had mentioned that you’re looking at 2010 as perhaps the strongest year in Insituform’s history.  Can you give us a sense of what that might imply or is it a little too early to get into specifics?

Joe Burgess:
Well, it’s too early to get in the numbers but I don’t know that it’s too early to get in specifics.  We certainly see – let’s just go business unit by business unit.  I mean, we see a very, very strong year for NAR in 2010.  I think Chuck and his team – as mentioned in the press release and in my remarks – continue to do an excellent job driving improved margin performance.  We’ve started to see an uptick in the market; we think both in terms of the market and increased revenues related to the stimulus.  The stimulus still we have to put a range on that for you.

As I’ve described we’ve seen about $50 million in total awards through 2009, $25 Million in the first half of the year, $25 Million in the third quarter.  There’s about $130 million out to bid or that we think will be out to bid in the next 3 to 4 months and then that leaves another $300 to $350 million that we think is somewhere in the pipe, if I could use that phrase, yet to come out.  So whether the $300 and $350 million turns into $200 or $150 million, you add it to the $130 million that we already see – I mean, those are pretty significant numbers in a market that we put at about $900 million.

So, given our capture rates in terms of individual projects or total dollars, we feel like that we’ll have a significant uptick, certainly in 2010 and probably spilling over into 2011, although some of those logistics have to get worked out based on the specifics of the legislation and when communities have to make those commitments, etc., obviously the longer the wait, the less they are really a stimulus and they are just folks spending money.

So we feel very good about NAR going into the fourth quarter into 2010.  We feel like our European operations will continue to improve profitability.  We’ve persisted with an ineffective cost structure there for a long time and we’ve persisted with, I think, attempting to be an installer, a direct installer in a lot of markets which weren’t particularly profitable.  We’re seeing some impact of some work we’re doing in those markets to increase profitability in 2009 and I think that market – that momentum will continue in 2010.  We’re also adopting some of the strategies successful for us in the U.S., like more market-based pricing on internal tube sales and external tube sales which has added millions of dollars of profitability to our U.S. operations and we expect on a smaller scale for it to do the same thing elsewhere.

Asia-Pacific is all about top-line growth and matching that with operational capability, as we really started 2009 with $35 million worth of work in India.  We’re going to finish 2009 with almost double that in India, $30 million worth of backlog in Australia to be executed in 2010.  We see a very strong bid table in Singapore and in Hong Kong and we’d done some good work I think this year in putting together relationships that are going to increase – that have increased third-party tube sales into this market and next year we expect to see some fairly significant tube revenues out of the mainland China market.

So Asia, while it has experienced tremendous growth this year, we expect to continue that momentum into the next years.  We think InsituMain™ will drive some contributions in the water business.  Again, we are piloting really in every region and in Canada and feel like we have some good prospects that we will start hitting the backlog by the end of this year.  But we think that that business will start to contribute next year.

And then on the E&M side, as I said, both UPS and Bayou have kind of endured down years.  Some of that was expected.  But some areas, particularly some of the Bayou ancillary business, was a little worse than expected.  Based on the old price we expect a modest rebound there but Bayou has also been successful in capturing some of these large scale pipeline awards.  And we feel pretty good about where they are now relative to 2010.

Corrpro’s been a solid business from the get-go and we expect them to modestly grow in 2010 and UPS has seen very large increases here recently in their backlog, approaching 2008 levels and they also have a very solid bid table entering the year in 2010.  And this is a company when they have a solid bid table and project development table, they create success because of the quality of the product and the quality of their execution capability.

So, when you put that together for 2010 – I think it’s a fair statement that it’ll be the most successful year Insituform’s ever had.

Glenn Wortman:	OK. Thank you. And then you guys have had two successive quarters with the gross margin in North America, higher than 25%. Do you think these margins are sustainable?

Joe Burgess:
Well we certainly think that higher gross margins are sustainable in NAR.  The market – it can be a difficult market to price.  Many of you followed Insituform for some time.  We think we’ve adopted a strategy of capturing larger projects which really leans a lot of cost, creates manufacturing efficiencies and gleens a lot of cost out of our mode and demode situation, our transportation logistics, tube delivery logistics, etc.  It also allows us to very effectively buy the raw materials and support our process and I think those things, together with lower resin pricing and our ability to preserve that in the pricing in the market place, have driven those margins up.

I’d also like to think that we’re really only 17 months of me being here and Chuck Voltz to my left here has been here not yet a year, so I know that we are still early in terms of really driving a lot of these improvements throughout the organization because it’s a fairly large organization and I think we will continue to make improvements.

What I can’t predict is will you – there can be isolated price pressure.  We’ve seen that in some markets this year, certainly in some of the large urban accounts on the East Coast.  I think it’s fair to say we’ve seen some pretty significant price pressure.  But, I guess the answer to the question is when I got here we were in the high teens and I think anybody could see that that was an unacceptable margin level, certainly for the risk we take in these jobs.  It was our sense that we could get that to 25% over time.  I think that we’ve been able to accelerate a lot of these improvements that we’ve talked about and Chuck and his team has done a great job of that and so we’re 25% now and we’ve been able to hold with pricing.

So our sense is that it is.

Glenn Wortman:	OK.

Joe Burgess:
But you know the bid table can be the bid table sometimes and what we do know running Insituform is that it’s not a good situation if you lose your backlog.  So while we work very, very hard to be leading the pricing in the industry, sometimes you have to play in the market the way it is.

Glenn Wortman:	Yes. OK. Thank you very much for your time.

Joe Burgess:	You’re welcome.

Operator:	And we’ll take our next question from Debra Coy at Janney Montgomery & Scott.

Debra Coy:	Thanks. Good morning guys.

Joe Burgess:	Good morning.

Debra Coy:
Just to follow up to NAR business, a couple of things.  One, you spoke about the delays in work releases.  Does it feel like that is done with and that work is flowing more normally now or are you still seeing some issues of uncertainty and delays?  It’s been pretty steady it seems over the last several quarters it seems.

Joe Burgess:	Well from my perspective, I think it’s getting back to normal although, Chuck, you might color that.

Chuck Voltz:
Yes.  It is.  It’s getting back to normal but we still see some delays in getting projects released.  But as Joe had mentioned, with the backlog increase, with the crews that we’d added since the beginning of the year, it’s starting to come back into the common frame of mind right now.

Debra Coy:
So it sounds like, as someone mentioned earlier, normally we see a seasonal downturn in the fourth quarter.  This year we should see a sequential increase in the fourth quarter in NAR because we’re still kind of in that catch up mode?

Joe Burgess:	That’s correct.

Debra Coy:
OK.  Thanks.  And then just looking ahead, Joe, you talked about the 25% gross margin level being sustainable.  I guess my question is what happens with potentially rising fuel and resin cost in an eventually improving economy?  You broke that out as being a significant contributor this year on the lower side.  Do you feel like you’re in a position where you’ll be able to pass those higher costs through and maintain margins?

Joe Burgess:
Well we endured pretty significant resin price increases in the back half of 2008 and were able to increase margins through those price increases.  I also think that we’re doing a much better job managing ourselves with our suppliers.  Again, I give the credit to the NAR team but the strategy of capturing the large scale work, being able to really concentrate what resources are needed, I think, have given us some additional purchasing leverage as well which allows us to mitigate the spikes that we know are coming in the market.

I think it’s worth saying that we’ve seen resin price – and I don’t have the data right in front of me, but resin pricing is higher now than we started the year in.  I mean, we started the year in a really low commodity pricing arrangement and oil’s been around $70, $75 and now pushing $80.  So you know, people are hungry out there and looking to pass pricing through.  But it’s something that – it’s certainly a significant issue, and it certainly impacts our margins or can impact our margins but it’s something that we’ve been able to successfully manage so far and I think that we’ll continue to be able to do that.

Debra Coy:
You don’t have any big resin contracts that are set that would need to be reset at some point, you’re more flowing through with spot market prices and regular negotiations?  There used to be some big year-long or multi-year resin contracts.  Is that no longer the case?

Joe Burgess:	We don’t have any and we really don’t see the value in that.

Debra Coy:
OK.  Alright.  Fair enough.  And then, turning to Bayou, it sounds as if the pickup is going to be strong in 4Q and in 1Q and then you mentioned some better comfort level with the back half of 2Q – I mean, the back half of 2010.  I guess my question is how lumpy should we expect that business to be, the Fayetteville Shale project that you have announced back in June has just gotten underway.  That one was supposed to be done in March.  It got started late.  Are you still planning to be done in March?  Is that the case?

Joe Burgess:
I think that will spill over into the second quarter and then they have some follow on – you know Bayou’s received some follow on orders not really related to Fayetteville but other projects in the area.  And then they picked up a couple of orders that are pretty substantial based on a lack of capability and some other coaters.  I’ll apologize.  It’s just the nature of the business.  You can’t talk as specifically about every project as you can in the more municipal wastewater markets.

And then we also see a level of activity, of quote activity now in the business that history will tell us is a good precursor for capturing work that will allow them to fill out, make us more comfortable that we’re going to be able to fill out 2010 much better than we would have thought 3 or 4 months ago.  Almost all by the way in the oil pipeline related activity.

Debra Coy:	So it sounds like on balance, that revenues from what you can see for Bayou should be up in 2010 fairly comfortably versus where we are in 2009 even with a stronger fourth quarter or not necessarily?

Joe Burgess:	Yes to the first part.

Debra Coy:	OK. And then, David, along those lines, can you break out what Bayou and Corrpro revenues were in the third quarter? UPS I can back into from the press release.

David Martin:	Yes. Just give me one minute.

Joe Burgess:	Or you can do that in the follow up, right?

David Martin:	We’ll just do the follow up call.

Debra Coy:	Yes. That would be fine.

David Martin:	That would be better, be more efficient.

Debra Coy:
Right.  OK.  That will be fine.  And then Joe, my final question for you is you talked about the European business model.  That’s something you’ve been talking about really since you got to Insituform.  It sounds like you’re coming close to making some additional decisions there by year end.

Can you talk a little bit more at this point or not yet about sort of how you envision that business?  Are all the countries that you’re in, ones you want to stay in or the joint ventures, the right structure – what is your thought on what could change in Europe in the coming year?

Joe Burgess:
Well we’re going to make more money in Europe.  That’s my primary thought.  To be honest, it’s a little early Debra, and I don’t want to set the game for the team of managers that we have in Europe now but I do think you’ll see us – it might be a little bit of a back to the future plan in some ways.  I think you’ll see us not trying to be an install contractor as a prime in 12 countries, which is what we were trying to do last year.  That is a formula which we’ve learned the hard way in Europe for getting some quick revenue and then writing it down.

It just becomes very, very difficult to manage to the level of quality that we need and you just end up taking on you know more risk.  So I think you’ll see us adapt a style where we focus markets where we think we can be a good contractor, where we focus harder on those.  We’ll get out of some others and greatly emphasize or reemphasize if you will our tube and technical service businesses and maybe even a licensing approach in some areas where we try to take advantage of the brand which I think can be successful in some markets.

Debra Coy:	OK. That’s helpful.

Joe Burgess:
But most of what we’re looking at now suggests that that is going to be a much more profitable way to go in Europe than in kind of adopting or maintaining what I’ll describe as a CapEx heavy, let’s try to be a prime contractor everywhere on the continent, approach.

Debra Coy:
OK.  That’s helpful.  And my final question coming back to the earlier one as we’re all parsing through you know what is the meaning of the best year in Insituform’s history?  Obviously we can go back and look at where your peak EPS was back in 2000.  You have a lot more shares outstanding now.

Are you talking about the best year on revenue and net income basis versus EPS? How should we think about that without backing you into too many corners this early?

Joe Burgess:
Well it’s early but I think – I would think the answer is all of the above.  You know if I have to come back on that when we give guidance here on the next call I’ll do it but from a revenue perspective I think the businesses that we have now should outperform the past certainly on an operating income and a net income basis.  That should also be the case and…

Debra Coy:	When you had $1.37 in EPS in 2000?

Joe Burgess:	Yes.

Debra Coy:	OK. I hear you. Thanks.

Joe Burgess:	I know the number.

Debra Coy:	OK. I’m sure you do. Thank you.

Joe Burgess:	You’re welcome.

Operator:	And we’ll take our next question from Jonathan Ellis at Bank of America Merrill Lynch.

Jonathan Ellis:	Thank you.

Joe Burgess:	Good morning.

Jonathan Ellis:
So I just – good morning.  I just wanted to first touch on the stimulus-related projects.  If I wrote down these numbers correctly, you won $50 million so far out of total bids of $150 million.  Is that correct?

Joe Burgess:	Total bids – now 50 divided by 150 is not our win rate.

Jonathan Ellis:	OK.

Joe Burgess:	There’s a number of that 150 that are not awarded or not decided. But there are 150 that are in – $150 million that’s in the market that have been bid.

Jonathan Ellis:	I see. But you don’t use that as a denominator for your win rate?

Joe Burgess:	Well, because they’re not decided yet.

Jonathan Ellis:	OK.

Joe Burgess:	But once they’re decided – I don’t have the number that’s been decided but – Our overall win rate for the year by dollars is 54% and I’m not aware of any material difference in the stimulus. Chuck?

Chuck Voltz:	No. We’re not seeing that…

Joe Burgess:	Right.

Jonathan Ellis:	OK. Got you. And just on the $50 million that you have won, is there any difference in margins vis-à-vis your existing North American business?

Joe Burgess:	I don’t know. We can take a look at that and get back to you.

Jonathan Ellis:	OK. Maybe I can ask the question in a different way -- are you seeing more competitive pricing particularly on the new portion of the stimulus-related bids?

Joe Burgess:
Well, as I said earlier the – we work very hard obviously to make progress on the NAR margin you know kind of at the NAR level.  Pricing is though in this market a very local and then regional issue so we have as I’ve seen – we’ve seen pockets of what I would describe as very aggressive pricing.  I could mention certainly some larger contracts on the East Coast, a couple of California bids that were very aggressive and if we anticipate that they’re going to be very aggressive then we’re aggressive, again because we’ve …

I think what the last 16 months have shown – 2009 have shown is that we are able to really optimize our cost structure,  when we optimize our backlog and we become increasingly ineffective if we are out chasing a series of $400,000 shots.  So – But I’m not aware of any additional price pressure on the stimulus.  Intellectually I’d say that if the stimulus hits in a condensed way, you know I’m just saying, we were talking about the earlier numbers.  There’s $150 million out to bid.  We see another $130 million that we think will bid near term.  There’s another $300 million, you know, that’s kind of in the system somewhere but we’re not coming out to bid.

If that all came out in the first half of 2010 to bid for execution, I think intellectually we would think we would see some upward pricing as people scrambled for the capital to be able to do that.  You know there might be some other material supply issues, etc., so trying to kind of stuff that amount of work into this market, you might see some upward price pressure.  But our sense is that what will happen is that work that people will come out of the – it will come out of the system at a more even pace.

Jonathan Ellis:
OK.  That’s helpful.  Just on the overhead expense line and I know it’s been somewhat elevated because of the InsituMain™ roll out at least with other cross selling initiatives you’ve been pursuing.  Can you give a sense of what your timelines for maintaining more of an elevated overhead expense initiative?  Can you quantify what the dollar impact has been on overhead expense from those various project roll outs?

David Martin:
Hi, John.  This is David Martin.  Let me address the overhead jump to Q3 from Q2.  We had about $800,000 of increased expense related to the Hong Kong and Australian businesses which were not in the business or consolidated in Q2.  We also had a little bit of relocation and severance related to certain moves within each of our businesses, but most notably in Corrpro.  We had some rift cost that took place during the third quarter so that was somewhat elevated and that will be going down dramatically as we go into 2010.  And a little bit on – because of our profitability being more in second half we improved additional incentives versus the second quarter of about $800,000.

So with respect to the initiatives of water, it’s really not that dramatic.  In fact we’re really taking in cost savings related to that initiative because of the fact that we’re now integrated within the geographic business units, most notably North American Rehab.

Jonathan Ellis:
OK.  That’s helpful.  Just to turn our attention to Bayou, first of all if I pulled out the revenue in gross profit dollars from the press release correctly, it looks like you actually had an improvement in gross margin in the Bayou business from the second to the third quarter.  Just given your commentary on the, you know, continued project push outs, what can you attribute that gross margin improvement to?

Joe Burgess:	I think they had a little bit higher volume in the third quarter relative to the second.

Jonathan Ellis:	OK.

Joe Burgess:
In terms of processing.  There can be a lot going on there whether to do in internal coatings or external coatings, external coatings being a little bit higher margin than internal which is a higher structure.  So I think in the third quarter we had some mixed things going on and then a little bit higher margin – a little bit higher volume.

Jonathan Ellis:	OK.

Joe Burgess:	Which we would think we’d sustain into the fourth quarter as we did mostly external coatings.

Jonathan Ellis:
Yes.  OK, great.  And in just on the – you talked a little bit more about this last quarter but looking at primary because specialty coatings, can you help us understand what – you know why the primary coatings business has been a little bit more inflated than the specialty coatings business and if in fact the specialty coatings continue to be the biggest drag this quarter?

Joe Burgess:
It does.  They have two specialty businesses.  There’s a welding specialty business and a company, CCSI, which is a specialty coatings business but in the field.  They do a lot of field joints.  And that business has continued to be down.  But having said that, their order book has picked up and we see that continuing to increase into the early part of next year.  CCSI is also – as is the welding company--participating in UPS’s Pemex project in Poza Rica.  So they’ve picked up some nice orders related to that work as well.

So we see them having – not returning to 2008 levels but certainly doing better than they did in 2009.

Jonathan Ellis:	And are those specialty projects more tied to the natural gas side than the oil side?

Joe Burgess:
They do a mix but as we discussed at the last quarter, the depressed natural gas pricing is an issue for Bayou’s business.  Bayou has traditionally had about 30-35% of their business related to small diameter gas piping.  That’s been kind of a steady flow for them.  And with gas pricing still well below $4 a cubic foot, that market is very, very slow and that’s created a drag on CCSI and the welding company as well.

And as I said in my remarks, I think what that means for 2010 is all of those businesses are more dependent on landing the large scale orders and then whether that trickles down to when Bayou gets a big order and then there’s field work associated with that that CCSI can capture.

So that’s the potential to make the business a little lumpier than we saw and certainly when we were doing due diligence, but that’s the way it’s going to be until that gas price recovers a little bit.

Jonathan Ellis:	OK. Great and then just two more questions for me. Do you have the utilization rate during the quarter at the Batesville plant? I know you’d said it’s about 60% last quarter.

Joe Burgess:	Chuck?

David Martin:	We’ll have to follow up with you on that.

Chuck Voltz:	It’s about the same. I know that…

David Martin:	They’re a little higher, though.

Chuck Voltz:
Well, yes.  We’re shifting now to a three shift operation down there.  We’ve been running two shifts down there for basically the balance of this year up to now so we’re going to be going to three shifts.  So there’s an uptick to that.  I don’t know exactly what the number is.

David Martin:	That obviously improves our capacity.

Jonathan Ellis:	Right.

Joe Burgess:
Yes.  We’ll have to follow up with you on that.  But as Chuck said, we’re going to a third shift there really for the balance of the year and that’s to – we have to support tube sales in India, orders into Singapore and Australia and then of course the NAR business which is just buying a lot of tube.

Jonathan Ellis:
OK.  That’s helpful.  And just my final question just on the – I know you’d mentioned the $5.5 million of savings that you’re targeting for Corrpro.  Just to clear though, are there any targeted cost savings from the Bayou business next year or is it really all concentrated in Corrpro?

Joe Burgess:
We’ve targeted some savings this year of about $1 million and we’ve executed on those.  So there’s very little savings this year when you look at the cost versus cost severance, etc.  But on a run rate basis there’s been about $1 million taken out of that business, and Corrpro’s $5.5 and that’s also done.  So we’re starting to see those savings on a monthly basis now.

Jonathan Ellis:	OK. So those are all completed as of the end of 3Q?

Joe Burgess:	Right. So for both businesses on a run rate basis for 2010, it’s $6.5 million.

Jonathan Ellis:	Great. Thanks guys.

Joe Burgess:	And most of that’s in cap ex. Right? I mean some at Bayou would be in COGS but most of that is in cap ex.

David Martin:	Substantially.

Joe Burgess:	OK?

Jonathan Ellis:	Thank you.

Joe Burgess:	You’re welcome.

Operator:	And we’ll take our next question from John Quealy at Canaccord Adams.

Mark Segal:	Hi. Good morning guys. It’s Mark Segal for John. Just to be perfectly clear, the guidance for ’09 excludes acquisition cost as well as severance, is that correct?

Joe Burgess:	Yes.

Mark Segal:	OK. And then just turning to water, perhaps could you lay out for us some milestones either near term or longer term in 2010 that we can look towards to measure progress with InsituMain™?

Joe Burgess:
Well, for the last few months our focus has been on piloting InsituMain™ to achieve a level of acceptance with certainly our client community but almost as important the consulting engineering community which provides a lot of the technical specifications and recommendations for our clients.

So we have been really pushing both on the technical side and on the sales side to capture the product.  So in terms of milestones that you might look for, in the fourth quarter and in the early next year, we have some significant pilot level activity.  You know we’re doing some pilots here in the St. Louis area for the Metropolitan Sewer District and we also have some project activity up in Minnesota for the City of Rochester.  We had some product activity in Florida, which we think can be a good market, around Sarasota.  We’re doing some project activity piloting in several markets in Canada.

And the success of those pilots is very, very critical to us being able to roll that technical success into a business plan and then some actual revenue – well, most of these pilots are paid but they’re obviously not at the level that we would want for the business.

Mark Segal:	All right. That’s helpful. Thanks a lot!

Joe Burgess:	And then I think the second milestone would be in the first quarter because our business plan here calls for us to translate that pilot success into bid activity and project awards.

We also spend a lot of time on – but there is a not insignificant number of dollars related to – is also focused on water pipeline rehabilitation.  It’s much, much smaller but it’s certainly a factor and one of the reasons that we are sprinting, if you will, through this process so that we can be positioned in the first half of 2010 to capture some of that work as well.

Mark Segal:	Alright. That’s very helpful!

Operator:	And it appears that we have no further questions at this time. I’d like to turn the conference back over to Mr. Burgess for any additional and closing remarks.

Joe Burgess:
I don’t have any closing remarks.  Thank you for your time.  Thank you for your questions and your continuing interest in following the Insituform story which we think continues – that story continues to strengthen and as I said in the remarks, we think we had a good third quarter.  We’re very, very excited about our prospects for the fourth quarter and 2010 as we continue to build momentum in this business.

So thank you for your time this morning.

Operator:	Again thank you for your participation. That does conclude today’s conference.

END